SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of November 20, 2007 (the “Execution Date”) by and between: (i) Dana Corporation (“Dana”), on behalf of itself and its direct and indirect wholly-owned subsidiaries (collectively, the “Dana Entities”); and (ii) Affinia Group Inc. (“Affinia”), on behalf of itself and its direct and indirect wholly-owned subsidiaries (collectively, the “Affinia Entities”). Each of the Dana Entities and the Affinia Entities may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

A.

On March 3, 2006 (the “Petition Date”), Dana and 40 of its affiliates (collectively with Dana, the “Debtors”) filed petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Debtors’ chapter 11 cases (collectively, the “Bankruptcy Cases”) are being jointly administered under Case Number 06-10354 (BRL). On October 23, 2007, the Debtors filed their Third Amended Joint Plan of Reorganization (Docket No. 6671) (as it may be amended, the “Plan”) and a related Disclosure Statement, which was approved by the Bankruptcy Court on that date.

B.

As of July 8, 2004, Dana and Affinia entered into that certain Stock and Asset Purchase Agreement (the “Purchase Agreement”), which provided for, among other things, the sale of Dana’s aftermarket business to Affinia (the “Sale Transaction”) for approximately $1.1 billion in cash, a Seller Subordinated Note in the face amount of $74.5 million (the “Affinia Note”) from Affinia Group Holdings Inc. (“Affinia Holdings”) and other consideration. The closing of the Sale Transaction occurred on November 30, 2004 (the “Closing Date”).

C.

On November 30, 2004, in connection with the closing of the Sale Transaction under the Purchase Agreement, Dana and Affinia also entered into that certain Spicer Trademark License Agreement between Dana and Affinia (the “Spicer Trademark License”), effective as of November 30, 2004. The Spicer Trademark License, among other things, granted Affinia a non-exclusive license for the use of the “Spicer” trademark and the “www.spicerchassis.com” domain name in exchange for potential future royalties. The term of the Spicer Trademark License currently runs through December 31, 2029.

D.

In addition to the Purchase Agreement, the Spicer Trademark License and the Affinia Note, Dana and Affinia (or their respective affiliates) also entered into various other ancillary agreements in connection with the Sale Transaction (collectively, the “Other Ancillary Agreements”), including transition services agreements, other trademark license agreements, distribution and other commercial agreements and other typical closing agreements.

E.

As of the closing of the Sale Transaction, Quinton Hazell (“Quinton Hazell”), now owned by Affinia, was a foreign subsidiary of Dana. At the time of the closing, Quinton Hazell owed $533,743 as an intercompany obligation to Dana Spicer Europe, Ltd. (the “Quinton Hazell Receivable”). Dana believes that, pursuant to the terms of the Purchase Agreement,

Affinia owes Dana on account of the Quinton Hazell Receivable. Affinia has disputed this claim and asserted instead that the Dana Entities owe amounts in excess of the Quinton Hazell Receivable to Quinton Hazell.

F.

As part of the Sale Transaction, Affinia acquired certain real property and improvements located in McHenry, Illinois, where Affinia operates a Distribution Center. A portion of the property comprising this facility, consisting of approximately 12.39 acres identified as “Lot 63” (DOC 94R045165, PIN 14-10-202-002) in the McHenry Corporate Center and located in McHenry, Illinois (the “McHenry Property”), was not transferred to Affinia and title to the McHenry Property remains in the name of one of the Dana Entities. Affinia asserts that Dana was required under the Purchase Agreement to transfer the McHenry Property to Affinia.

G.

In late 2006, Dana Canada Corp. (“Dana Canada”) transferred a workers’ compensation refund received from the Ontario Workers Compensation Board, totaling $351,760.00 (the “Workers’ Compensation Refund”), to Affinia Canada Corp. (“Affinia Canada”). Dana believes the Workers’ Compensation Refund was transferred to Affinia Canada in error and has requested its return.

H.

Affinia is in possession of certain trailers previously leased by Dana from General Electric Capital Corp. (collectively, the “Trailers”). Title to the Trailers remains in the name of Dana. Affinia asserts that Dana was required under the Purchase Agreement to transfer title to these Trailers to Affinia. A schedule identifying the Trailers is attached hereto as Exhibit A.

I.

Affinia asserts that the Dana Entities were required to consent to the transfer of certain software licenses to the Affinia Entities. Affinia thus has requested that the Dana Entities consent to the transfer of certain software license agreements for PTC software from the Dana Entities to the Affinia Entities and pay the related assignment fee (the “PTC Software License”). Dana has not agreed to pay the transfer fees relating to the PTC Software Licenses and does not agree that it is required to do so.

J.

Affinia asserts that the Dana Entities were obligated to, and has requested that the Dana Entities, pay 50% of the costs of the shutdown of Affinia Canada’s Burnaby, British Columbia warehouse, pursuant to Section 15.5 of the Warehousing Services Agreement, dated November 30, 2004, between Dana Canada and Affinia Canada. The Dana Entities have not agreed to pay the requested costs.

K.

Dana currently purchases certain products from Affinia on a purchase order basis. This supply arrangement was the subject of an Essential Supplier Agreement between Dana and Affinia dated August 31, 2006 (the “Essential Supplier Agreement”), which includes commercial terms that will expire upon Dana’s emergence from chapter 11. In connection with this supply relationship and numerous other claims against Dana, Affinia filed Proof of Claim No. 11676 in the amount of $429,579.00 against Dana (the “Trade Claim”). Dana consented to the allowance of the Trade Claim in a letter agreement dated August 30, 2006.

L.	During the Debtors’ chapter 11 cases, in addition to the Trade Claim, the Affinia Entities filed certain proofs of claims against Dana and the other Debtors (collectively, the “Affinia Claims”).
M.

Pursuant to an Order of the Bankruptcy Court dated February 23, 2007 (Docket No. 4813) (the “Sale Order”), the Debtors sold the assets of their Engine Products Group to MAHLE GmbH (“MAHLE”). Pursuant to the authority granted in the Sale Order and the terms of the Agreement dated March 2, 2007 (the “Assignment Agreement”) between certain of the Affinia Entities and the Debtors, certain of the Other Ancillary Agreements were either (1) assumed and assigned to MAHLE (collectively, the “Assigned Agreements”) or (2) bifurcated by agreement of the parties and assumed (if the agreement was with a Debtor) and assigned in part to MAHLE (collectively, the “Bifurcated Assigned Agreements”). The Assigned Agreements are as follows:

•	Sales Agreement (Dana Global Sales) between the Clevite Engine Products Division of Dana Corporation and AAG Acquisition Corporation n/k/a Affinia Products Corp., dated November 30, 2004;
•	ADMS Services Agreement between the Clevite Engine Products Division of Dana Corporation and AAG Acquisition Corporation n/k/a Affinia Products Corp., dated November 30, 2004; and
•	Sales Agreement (CarQuest) between the Clevite Engine Products Division of Dana Corporation and Wix Filtration Corporation, dated November 30, 2004.

The Bifurcated Assigned Agreements (in the forms attached to the Assignment Agreement as Exhibit 4) are as follows:

•

Amended and Restated Brazilian Trademark License Agreement between Dana Corporation, et al. and AAG Brasil In. e Com. De Autopecas Ltda. n/k/a Affinia Automotiva Ltda., dated November 30, 2004, as modified and bifurcated as of March 9, 2007;

•	Amended and Restated Argentina Trademark License between Dana Corporation and Brake Parts Argentina S.A., dated November 30, 2004, as modified and bifurcated as of April 30, 2007;
•

Amended and Restated Distribution Agreement between Dana Corporation, et al. and AAG Brasil In. e Com. De Autopecas Ltda. n/k/a Affinia Automotiva Ltda., dated March 14, 2005 and effective December 1, 2004, as modified and bifurcated as of March 9, 2007; and

•	Amended and Restated Commission Agreement between Dana Argentina S.A., Dana San Juan S.A., Dana San Luis S.A. and Brake Parts Argentina

S.A., dated December 1, 2004, as modified and bifurcated as of April 30, 2007.

N.

Pursuant to the Assignment Agreement, the Dana Entities expressly retained their rights to assume, assume and assign or reject the remaining portions of the Bifurcated Assigned Agreements not assigned to MAHLE, as set forth on Exhibit 3 to the Assignment Agreement (collectively, the “Remaining Bifurcated Agreements”).

O.

As contemplated by the Assignment Agreement, on March 14, 2007, the Heavy Vehicle Technology Systems Service division of Dana and the Affinia Global Sales division of Affinia Products Corp. entered into a three-year agreement (effective as of May 14, 2007) for Affinia Global Sales to distribute commercial vehicle aftermarket products outside of the United States, Canada, Mexico and Mercosur region (as amended, the “Heavy Vehicle Aftermarket Agreement”). The Parties have discussed certain potential changes to the Heavy Vehicle Aftermarket Agreement.

P.

On September 26, 2007, Dana filed with the Bankruptcy Court that certain Complaint against Affinia Group, Inc. and Affinia Canada, initiating Adversary Case No. 07-02059 (the “Turnover Action”). By the Turnover Action, Dana alleged, among other things, that: (1) Affinia, Affinia Canada or one of the other Affinia Entities is in possession of tax refunds and/or credits received from the Canada Revenue Agency (the “CRA”) and owed to Brake Parts Canada, Inc., on account of the 1999-2004 tax years, in the approximate amount of $32,500,000.00 (in U.S. dollars) (as further defined in paragraph 3.a below, the “Tax Refund”); (2) the Purchase Agreement provided that Dana would be entitled to the Tax Refund and required Affinia to remit any such Tax Refunds to Dana; (3) under the Purchase Agreement, the Tax Refund constitutes an excluded asset to which Dana is expressly entitled, and therefore the Tax Refund is property of Dana’s bankruptcy estate; and (4) Affinia, Affinia Canada or such other Affinia Entity holding the Tax Refund therefore is required to turn over the Tax Refund to Dana pursuant to section 542 of the Bankruptcy Code. The Affinia Entities dispute the allegations made by Dana in the Turnover Action and have expressed their intention to vigorously defend against the Turnover Action. Affinia further alleges that any claims it may have against Dana under the Purchase Agreement may be setoff against or recouped from the Tax Refund.

Q.

On October 3, 2007, Dana filed the Motion of Debtor Dana Corporation, Pursuant to Section 365 of the Bankruptcy Code and Bankruptcy Rule 6006, for an Order Authorizing the Rejection of Certain Agreements with AAG Opco Corp (n/k/a Affinia Group, Inc.) (Docket No. 6356) (the “Rejection Motion”), seeking the entry of an Order authorizing Dana to reject (1) the Purchase Agreement, effective immediately upon obtaining approval of the Bankruptcy Court; and (2) the Spicer Trademark License, effective as of December 31, 2007. By the Rejection Motion, the Debtors do not seek to reject any of the Other Ancillary Agreements, and reserved all of their rights to assume, assume and assign or reject the Other Ancillary Agreements pursuant to section 365 of the Bankruptcy Code to the extent such agreements are executory contracts or unexpired leases and have not previously been assumed and assigned in the Bankruptcy Cases. Affinia disputes the relief sought in the Rejection Motion. Among other things, Affinia has claimed that the Other Ancillary Agreements are part of an integrated agreement with the Purchase Agreement and the Spicer Trademark License, and all of these agreements must be assumed or rejected together. Affinia has expressed its intention to vigorously defend against the Rejection Motion.

R.	Dana and Affinia desire to resolve all currently outstanding issues between the Parties and have agreed to do so on the terms and conditions of this Settlement Agreement.

AGREEMENT:

NOW, THEREFORE, after good faith, arms’ length negotiations without collusion, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms:

1. Settlement Motion. Within five business days after the Execution Date, the Debtors will file a motion with the Bankruptcy Court pursuant to sections 363, 365 and 502 of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure (the “Settlement Motion”) seeking an Order of the Bankruptcy Court in form and substance acceptable to both Dana and Affinia (the “Approval Order”) to approve this Settlement Agreement and grant related relief. The Parties will use reasonable commercial efforts to obtain entry of the Approval Order prior to the Effective Date (as such term is defined in the Plan). The date that the Approval Order is entered is referred to herein as the “Approval Date.”

2. Treatment of Purchase Agreement. To the extent any provisions of the Purchase Agreement are executory, such provisions will be terminated in their entirety, and the Purchase Agreement will be of no further force and effect, as of the Approval Date, except as otherwise provided herein.

3. Remittance of Canadian Tax Refunds.

a. As soon as reasonably possible, but in any event no later than ten days after the Approval Date, Affinia will cause the entire amount of the tax refunds received by any of the Affinia Entities from the CRA and the provincial tax authorities in Ontario and Quebec (collectively, the “Provincial Authorities”) for, intra alia, Part I Tax for years 1990 to 1996 and Part 13 Tax and interest on account of the 1999-2004 tax years (collectively with any additional amounts that may be owed to or received by any of the Affinia Entities in the future, the “Tax Refund”) to be transferred to Dana, minus the amount of $8,723,161.75 (CDN) paid by Affinia Canada to the CRA in respect of the CRA assessment for the 2002-2004 period (the “Additional Tax Amount”). Other than a deduction for the Additional Tax Amount, the transfer of the Tax Refund by Affinia to Dana will not be subject to setoff, recoupment or reduction of any kind.

b. Affinia represents that the amount of the Tax Refund that has been received by the Affinia Entities to date totals $39,965,445.06 (CDN).

c. Dana will indemnify the Affinia Entities and hold them harmless from the amount of additional income tax owing to the CRA and the Provincial Authorities as a result of the Affinia Entities’ receipt of the Tax Refund (calculated without regard to any credits or net operating losses available to Affinia or an Affinia Entity). Any payment made pursuant to this paragraph 3.c shall be paid to Affinia on the later of (i) 21 days after the Affinia Entities make a written demand upon Dana and (ii) if a payment is owed by the Affinia Entities to the CRA or the Provincial Authorities, five business days prior to the date on which the underlying amount is required to be paid by the Affinia Entities, provided that Affinia provides Dana with at least 21 days’ notice of such payment and the support for the calculation of such payment .

d. Affinia will have an ongoing obligation to notify Dana promptly in writing if any additional Tax Refund amounts are received by any of the Affinia Entities and to promptly remit such additional amounts to Dana.

e. Affinia will grant Dana or its representative irrevocable authority to communicate with, and receive information from, the CRA and the Provincial Authorities with respect to the Tax Refund and the Additional Tax Amount.

f. Dana will provide wire transfer instructions to Affinia to accomplish the payments contemplated by this paragraph 3.

4. Treatment of Future Tax Matters. The Dana Entities and the Affinia Entities agree that, except as expressly provided herein, all pending and future tax matters involving the Affinia Entities, the Dana Entities and the reorganized Debtors from and after the Effective Date (collectively, the “Reorganized Debtors”) shall be resolved in accordance with the provisions set forth on Exhibit B attached hereto; provided that nothing in the attached Exhibit B shall be deemed to modify in any way the terms of paragraph 3 above. Defined terms identified on the attached Exhibit B and not otherwise defined in this Agreement are incorporated herein by reference.

5. Return of Canadian Workers’ Compensation Refund. Within ten days after the Approval Date, Affinia will cause the entire Workers’ Compensation Refund to be returned to Dana Canada by wire transfer of immediately available funds. Dana will provide wire transfer instructions to Affinia to accomplish the payments contemplated by this paragraph 5.

6. Waiver of Quinton Hazell Receivable. The Parties agree that no further amounts are owed to either Party with respect to or in connection with the asserted Quinton Hazell Receivable.

7. McHenry Real Estate. The Debtors will transfer title to the McHenry Property to Affinia on an “as-is, where-is” basis as soon as reasonably practicable after the Approval Date. To accomplish the transfer, the appropriate Debtor will execute a quitclaim deed in favor of Affinia. Affinia will pay any and all costs owed to third parties related to such transfer.

8. Trailers. Dana will take such steps as are necessary to transfer title to the Trailers to Affinia on an “as-is, where-is” basis as soon as reasonably practicable after the Approval Date. Affinia will pay any and all costs owed to third parties related to such transfer.

9. PTC Software. Dana will have no obligation to transfer the PTC Software License to Affinia or pay any transfer fees related thereto.

10. Burnaby Warehouse. Affinia’s request for payment of 50% of the shutdown costs associated with the Burnaby Warehouse is deemed satisfied and resolved by the consideration provided by the Dana Entities hereunder.

11. Supply Arrangement. With respect to the supply relationship governed by the Essential Supplier Agreement, Affinia will maintain the current pricing, trade terms and conditions relating to the supply of components to the Dana Entities (as set forth in the Essential Supplier Agreement) through and including March 31, 2008, unless alternative arrangements are agreed upon by the Parties prior to that date. The Parties will work in good faith to resolve issues relating to the pricing and trade terms for this supply relationship.

12. Heavy Vehicle Aftermarket Agreement. The Parties will modify the Heavy Vehicle Aftermarket Agreement to: (a) extend the term of the agreement by two years, providing for a five-year term; and (b) remove Section 3 thereof, which provides for the right of termination of the agreement upon 180 days’ notice by either party. To document these modifications, the parties will execute an amended and restated Heavy Vehicle Aftermarket Agreement in a form acceptable to both Dana and Affinia.

13. Spicer Trademark License. The Spicer Trademark License will be modified to provide: (a) that the expiration date of the Spicer Trademark License is shortened from December 31, 2029 to December 31, 2010; (b) that the Spicer Trademark License is royalty free for the entire shortened term; and (c) appropriate provisions relating to Affinia’s transition away from the licensed trademarks, including the terms set forth on the attached Exhibit C. To document these modifications, the parties will execute an amended and restated Spicer Trademark License in substantially the form to be filed with the Bankruptcy Court prior to the hearing on the Motion. Dana will assume the Spicer Trademark License as modified, pursuant to section 365 of the Bankruptcy Code, effective as of the Approval Date.

14. Treatment of Other Ancillary Agreements. The Other Ancillary Agreements will be treated as follows:

a. Brazil Distribution Agreement. The Amended and Restated Distribution Agreement between Dana, et al. and Affinia Automotiva Ltda., dated March 14, 2005 and effective December 1, 2004, as modified on March 9, 2007 and constituting one of the Retained Bifurcated Agreements (the “Retained Brazil Distribution Agreement”), will be further modified to remove gaskets (but not elastomers) from the list of products to be distributed under this agreement. To document this modification, the parties will execute the Second Amended and Restated Distribution Agreement in substantially the form attached hereto as Exhibit D. Dana will assume the Retained Brazil Distribution Agreement as modified, pursuant to section 365 of the Bankruptcy Code, effective as of the Approval Date. The parties will engage in good faith discussions regarding possible amendments, modifications and extensions of the Retained Brazil Distribution Agreement.

b. Brazil Trademark License. The Amended and Restated Brazilian Trademark License Agreement between Dana, et al. and AAG Brasil In. e Com. De Autopecas Ltda. n/k/a Affinia Automotiva Ltda., dated November 30, 2004, as modified on March 9, 2007 and constituting one of the Retained Bifurcated Agreements

(the “Retained Brazil Trademark License”), will be further modified to remove the “Victor Reinz” trademark from the trademarks licensed under this agreement. To document this modification, the parties will execute the Second Amended and Restated Brazilian Trademark License Agreement in substantially the form attached hereto as Exhibit E. Dana will assume the Retained Brazil Trademark Agreement as modified, pursuant to section 365 of the Bankruptcy Code, effective as of the Approval Date.

c. Argentina Commission Agreement. The Amended and Restated Commission Agreement between Dana Argentina S.A., Dana San Juan S.A., Dana San Luis S.A. and Brake Parts Argentina S.A., dated December 1, 2004, as previously agreed to be modified in the Assignment Agreement and constituting one of the Retained Bifurcated Agreements (the “Retained Argentina Commission Agreement”), will be further modified to (i) remove gaskets from the list of products to be distributed under this agreement and (ii) amend Section 3.1 so that no notice of termination may be effective until at least 73 months from November 30, 2004. To document these modifications, the parties will execute the Second Amended and Restated Commission Agreement in substantially the form attached hereto as Exhibit F, which will be effective as of the Approval Date. The Parties will engage in good faith discussions regarding the possible extension of the term of the Retained Argentina Commission Agreement and related commercial terms.

d. Argentina Trademark License. Dana will assume the Amended and Restated Argentina Trademark License between Dana and Brake Parts Argentina S.A., dated November 30, 2004, as previously agreed to be modified in the Assignment Agreement and constituting one of the Retained Bifurcated Agreements (the “Retained Argentina Trademark License”), pursuant to section 365 of the Bankruptcy Code, effective as of the Approval Date. The Parties will engage in good faith discussions regarding the possible extension of the term of the Retained Argentina Trademark License and related commercial terms.

e. Transition Trademark License Agreement. The Transition Trademark License Agreement between Dana and Affinia, dated November 30, 2004 will be permitted to expire in accordance with its terms on November 30, 2007. Upon its expiration, neither party will have any further rights, claims or obligations under this agreement.

f. Nakata License Agreement. The Nakata Trademark License Agreement between Dana and AAG Brasil In. e Com. De Autopecas Ltda. n/k/a Affinia Automotiva Ltda., dated November 30, 2004, will be permitted to expire in accordance with its terms on November 30, 2007. Upon its expiration, neither party will have any further rights, claims or obligations under this agreement.

g. Nakata Right of First Refusal Letter. The Nakata right of first refusal letter from Dana to Affinia dated as of July 8, 2004 will be permitted to expire in accordance with its terms on November 30, 2007. Upon its expiration, neither party will have any further rights, claims or obligations under this agreement.

h. Joint Defense and Common Interest Agreement. The Joint Defense and Common Interest Agreement between Dana, et al. and Affinia, et al., dated July 8, 2004,

will be terminated as of the Approval Date by agreement of the Parties. Upon its termination, none of the parties to this agreement will have any further rights, claims or obligations thereunder.

15. Assignment of Agreements. The rights and obligations of any Debtor under any of agreements assumed by the Debtors hereunder, pursuant to section 365 of the Bankruptcy Code, and the Heavy Vehicle Aftermarket Agreement will be assigned as of the Effective Date to Dana Limited, one of the Reorganized Debtors identified on Exhibit V.B.1 to the Plan. Such assignment will not affect the rights and obligations of any non-Debtor parties to these agreements.

16. Treatment of Claims. The claims asserted, or that could be asserted, by the Affinia Entities in the Bankruptcy Cases or otherwise against the Dana Entities will be treated as follows:

a. Consistent with prior agreements of the Parties, the Trade Claim will be allowed in the amount of $429,579.00 as a general unsecured nonpriority claim against Dana.

b. In full and final satisfaction of any claims that Affinia may have against Dana under or with respect to the Purchase Agreement or the Spicer Trademark License as of the date of the settlement (including any potential rejection or termination damages claims) and as further consideration of the various concessions made by Affinia as described herein, Proof of Claim No. 11680 filed by Affinia will be liquidated and allowed in the amount of $21,700,000.00 as a general unsecured nonpriority claim against Dana (the “Settlement Claim”).

c. The Trade Claim and the Settlement Claim (collectively, the “Allowed Claims”) will be subject to treatment and satisfaction pursuant to the terms and conditions of the Plan or such other plan of reorganization that is confirmed and becomes effective in the Bankruptcy Cases.

d. Affinia agrees that no amounts are owed to cure any defaults under the Other Ancillary Agreements as of the date of this Settlement Agreement (other than amounts owed in the ordinary course of business), and that the cure amount under section 365(b)(1)(A) of the Bankruptcy Code for any agreement to be assumed hereunder will be $0.00.

e. Other than the Allowed Claims, all other proofs of claim that the Affinia Entities have filed in the Debtors’ chapter 11 cases or that have been scheduled on behalf of the Affinia Entities, including the Affinia Claims identified on the attached Exhibit G, will be deemed waived, extinguished and expunged. The Affinia Entities agree that they will not file any further proofs of claim in these cases and that any such additional claims, if filed, will be deemed waived, extinguished and expunged without further action by the Parties or the Bankruptcy Court.

17. Automotive Aftermarket Industry Association. Dana will take reasonable steps to assist in the transfer of the list of benefactors or trustees relating to the Automotive Aftermarket Industry Association from the name “Dana Corporation” to “Affinia Group.”

18. Releases.

a. As of the Approval Date, in consideration for the mutual covenants, promises and obligations contained herein, the Affinia Entities, on behalf of themselves and their respective agents, shareholders, affiliates, subsidiaries, related or parent entities, successors and assigns, hereby waive, release and discharge each of the Dana Entities and their respective affiliates (including, but not limited to, the Debtors), subsidiaries, predecessors, successors, employees, agents, attorneys, directors, officers, administrators, personal representatives and assigns from any and all claims, demands, causes of action, accounts, liens, debts and liabilities of any kind arising under or related to the Sale Transaction, the Purchase Agreement, the Spicer License Agreement and the Other Ancillary Agreements that existed prior to the Approval Date, whether in law or in equity, direct or indirect, known or unknown, previously asserted or not yet asserted, except for such rights and claims that are expressly granted, preserved, permitted or subsequently arise hereunder.

b. As of the Approval Date, in consideration for the mutual covenants, promises and obligations contained herein, the Dana Entities, on behalf of themselves and their respective agents, shareholders, affiliates, subsidiaries, related or parent entities, successors and assigns, hereby waive, release and discharge each of the Affinia Entities and their respective affiliates, subsidiaries, predecessors, successors, employees, agents, attorneys, directors, officers, administrators, personal representatives and assigns from any and all claims, demands, causes of action, accounts, liens, debts and liabilities of any kind arising under or related to the Sale Transaction, the Purchase Agreement, the Spicer License Agreement and the Other Ancillary Agreements that existed prior to the Approval Date, whether in law or in equity, direct or indirect, known or unknown, previously asserted or not yet asserted, except for such rights and claims that are expressly granted, preserved, permitted or subsequently arise hereunder (including, without limitations, all rights under or with respect to the Affinia Note).

19. Waiver of Rights to Insurance. Affinia forever waives and relinquishes any and all rights it has or may have to pursue a claim against or seek the proceeds of the insurance policies that were maintained by Echlin, Inc. and its subsidiaries with American International Group and any of its affiliated companies through and including September 1, 1998, and irrevocably assigns any and all such rights to Dana or one of its designated subsidiaries. Within 30 days after the Approval Date, Affinia will execute an appropriate waiver and assignment agreement in a form acceptable to Dana and Affinia to implement this provision.

20. Litigation Support.

a. In the event that, and for so long as, Affinia actively is prosecuting, contesting or defending any Legal Proceeding (as defined below), action, investigation, charge, claim or demand by or against a third party in connection with (i) any transaction contemplated under Purchase Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business or the Acquired Companies, Dana shall, and shall cause its Subsidiaries and its controlled Affiliates to, cooperate with Affinia and its counsel in the prosecution, contest or defense, make available its personnel and provide such testimony and access to its books and records and facilities as shall be reasonably necessary in connection with the contest or defense, all at the sole control, cost and expense of Affinia.

b. In the event that, and for so long as, Dana actively is prosecuting, contesting or defending any Legal Proceeding, action, investigation, charge, claim or demand by or against a third party in connection with (i) any transaction contemplated under the Purchase Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business or the Acquired Companies, Affinia shall, and shall cause its Subsidiaries and its controlled Affiliates to, cooperate with Dana and its counsel in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records and facilities as shall be reasonably necessary in connection with the contest or defense, all at the sole control, cost and expense of Dana.

c. As used herein, “Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or proceeding before a Government Body, other than a Tax Proceeding.

21. Workers’ Compensation. Notwithstanding anything herein to the contrary, Dana and its Subsidiaries shall continue to be solely responsible for claims for workers’ compensation that are incurred prior to the Closing Date with respect to any United States-based “Business Employee” identified in Schedule 15.1(b) of the Purchase Agreement or individuals employed by an Acquired Company before the Closing Date, including any individual who was absent due to vacation, holiday, sickness or other approved leave of absence. Affinia shall continue to be solely responsible for claims for workers’ compensation that are incurred on or after the Closing Date with respect to any “Transferred Employee” under the Purchase Agreement .

22. Product Liability, Warranty and Recall Indemnification.

a. Affinia hereby agrees, from and after the Closing Date, to indemnity, defend and hold the Dana Indemnified Parties (as defined below) harmless from and against any and all Losses (as defined below) arising out of or resulting from the following Liabilities assumed by Affinia under the Purchase Agreement (without duplication):

i. all Liabilities with respect to any return, rebate, recall, warranty or similar liabilities primarily relating to, primarily arising out of or primarily resulting from the Business; and

ii. other than Liabilities arising from or relating to any actual or alleged human exposure to asbestos or asbestos-containing materials manufactured, serviced or sold by Dana or its Subsidiaries (other than an Acquired Company) prior to the Closing Date, all Liabilities for death, personal injury, advertising injury, other injury to persons or property damages occurring after the Closing Date primarily relating to, primarily resulting from, primarily caused by or primarily arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by Dana or its Subsidiaries (other than an Acquired Company), primarily relating to, primarily arising out of or primarily resulting from the Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn or breach of express or implied warranties or merchantability or fitness for any purpose or use.

b. As used herein, the “Dana Indemnified Parties” means Dana, its Subsidiaries, their respective Affiliates, together with their successors and permitted assigns (including the Reorganized Debtors after the Effective Date of the Plan), and their officers, directors, employees and agents.

c. As used herein, “Losses” means any and all claims, judgments, fines, causes of action, demands, complaints, arbitrations, assessments, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including the reasonable fees and expenses of counsel whether involving a third-party claim or solely between the parties to this Agreement).

23. Affinia Note. Dana will retain the Affinia Note from Affinia Holdings in the face amount of $74.5 million and all of the rights thereunder. The Affinia Note will not be subject to setoff, recoupment or reduction as a result of, or on account of, any obligations granted, addressed or released hereunder. The Parties agree that the Affinia Note is transferable by Dana.

24. Echlin Trademark License Agreement. The Parties acknowledge that the License Agreement, dated February 9, 2001 between Dana and Echlin Canada Inc. was terminated in accordance with its terms as of November 30, 2004. As a result of its termination, neither party will have any further rights, claims or obligations under this agreement.

25. Successors and Assigns. This Settlement Agreement will be binding upon and will inure to the benefit of each of the Parties and its respective successors and permitted assigns, including, where appropriate, the applicable Reorganized Debtor(s).

26. Notice: Any notice, request, demand or other communication given under this Settlement Agreement will be in writing and will be deemed sufficiently given:

a. Upon the date received by the intended recipient if delivered by hand, overnight courier, or via telefax or email, provided confirmation of receipt is retained.

b. If the sender so elects, effective three days following the date deposited in the United States mail, certified with return receipt requested, postage prepaid, addressed to the recipient as follows:

To the Affinia Entities:	Steven E. Keller, Esq General Counsel and Secretary Affinia Group, Inc. 1101 Technology Drive Suite 100 Ann Arbor, Michigan 48108 Fax No. 734-827-5403 E-mail: Steve.Keller@affiniagroup.com
With a copy to:	Matthew J. Botica, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 Fax No. 312-558-5700 E-mail: MBotica@winston.com
To the Dana Entities:	Marc S. Levin, Esq. Acting General Counsel and Acting Secretary Dana Corporation 4500 Dorr Street Toledo, Ohio 43615 Fax No. 419-535-4790 E-mail: marc.levin@dana.com
With a copy to:	Jeffrey B. Ellman, Esq. Jones Day 1420 Peachtree Street, NE Suite 800 Atlanta, Georgia 30309 Fax No. 404-581-8330 E-mail: jbellman@jonesday.com

c. Either Party may advise the other of any change in address or designated person to receive such notice as provided above.

27. Further Assurances. As and when requested by any Party, each Party (including the applicable Reorganized Debtors) will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting Party’s expense, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Settlement Agreement. In addition, the Parties (including the applicable Reorganized Debtors) will work together in good faith to seek to resolve any other issues that may be identified in the future relating to the documentation of the asset transfers made under the Purchase Agreement.

28. Pending Legal Proceedings. On the Approval Date and pursuant to the terms of the Approval Order, the Rejection Motion and the Turnover Action will be deemed resolved and withdrawn with prejudice. The Parties will make any additional filings in the Turnover Action necessary to accomplish the foregoing.

29. Prior Agreements. Nothing in this Settlement Agreement will affect, limit or otherwise modify the parties’ respective obligations under the Assignment Agreement, including with respect to the assignment of the Assigned Agreements and the Bifurcated Assigned Agreements.

30. Entire Agreement. This Settlement Agreement (together with the attached exhibits) sets forth the entire understanding of the Parties hereto, and constitutes the entire agreement between the Parties with respect to the matters contained herein, and supersedes all prior oral or written representations, proposals, term sheets, correspondence, discussions, negotiations and agreements relating to such matters. The Parties acknowledge that there are no representations, understandings or agreements relative to the matters addressed herein except as fully expressed herein. No change, modification, waiver, agreement or understanding, oral or written, in any way purporting to waive or modify the terms of this Settlement Agreement will be binding on either party hereto unless contained in a written document expressly described as an amendment to, waiver of, or extension of this Settlement Agreement and unless such document is duly executed by both Parties. A waiver by either Party of any breach or failure to enforce any term or condition of this Settlement Agreement will not in any way affect, limit or waive such Party’s right at any time to enforce strict compliance with that or any other term or condition of this Settlement Agreement.

31. Counterparts. This Settlement Agreement may be executed in one or more counterparts and by facsimile or electronically transmitted signature, each of which will be deemed to be an original and all of which together will be deemed to constitute one and the same instrument.

32. Severability. If any provision of this Settlement Agreement is deemed invalid and unenforceable by any court of competent jurisdiction or under any statute, regulation, ordinance, executive agreement, or other rule of law, such provision will be deleted or modified, at the election of the Parties, but only to the extent necessary to comply with such ruling, statute, regulation, ordinance, agreement or rule, and the remaining provisions of this Settlement Agreement will remain in full force and effect, provided that such deletion or modification does not materially and adversely affect the rights or obligations of any party hereto.

33. Representations and Warranties.

a. Subject to entry of the Approval Order, the Dana represents and warrants that (i) it has the power and authority to execute this Settlement Agreement on behalf of the Dana Entities, without obtaining the consent or approval of any other person or entity; and (ii) this Settlement Agreement has been duly authorized, executed and delivered by the Dana Entities and is enforceable against the Dana Entities in accordance with its terms.

b. Affinia represents and warrants that (i) it has the power and authority to execute this Settlement Agreement on behalf of the Affinia Entities and their assigns, without obtaining the consent or approval of any other person or entity; and (ii) this

Settlement Agreement has been duly authorized, executed and delivered by the Affinia Entities and is enforceable against the Affinia Entities in accordance with its terms.

34. Jurisdiction and Governing Law. This Settlement Agreement will be construed according to the laws of the State of Ohio and the applicable provisions of the Bankruptcy Code without regard to its conflict of laws provisions or any other provision of Ohio or federal law that would require or permit the application of the substantive law of any other jurisdiction to govern this Settlement Agreement. The Bankruptcy Court will have exclusive jurisdiction over any matters arising hereunder.

DANA CORPORATION For itself and each Dana Entity	AFFINIA GROUP INC. For itself and each Affinia Entity
/s/ Marc S. Levin	/s/ Terry R. McCormack
Name: Marc S. Levin	Name: Terry R. McCormack
Title: Acting Secretary	Title: President
Date: November 20, 2007
/s/ Susan J. Stewart
Name: Susan J. Stewart
Title: Assistant Secretary

Date: November 20, 2007